Exhibit 99.1
ViaSat Announces Proposed Private Placement of $250 Million in Senior Notes
Carlsbad, Calif. —October 13, 2009 — ViaSat Inc. (Nasdaq: VSAT) today announced that it intends to commence an offering of $250 million in aggregate principal amount of senior unsecured notes due 2016, subject to market and other conditions. The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.
     The notes will bear interest at a rate to be determined by negotiations between ViaSat and the initial purchasers, and will be guaranteed on a senior unsecured basis by certain of ViaSat’s existing and future subsidiaries.
     If ViaSat’s previously announced acquisition of WildBlue Holding, Inc. is consummated, the net proceeds from the offering will be used to fund a portion of the purchase price of such acquisition. If the acquisition of WildBlue is not consummated, ViaSat intends to use the net proceeds from the offering for general corporate purposes, which may include financing costs related to the purchase, launch and operation of its ViaSat-1 satellite, other potential acquisitions, working capital or capital expenditures.
     The senior unsecured notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.
     This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.